Exhibit 99.1

Dendreon Announces Preliminary Fourth Quarter 2012 Revenues

SEATTLE, January 7, 2013 – Dendreon Corporation (NASDAQ: DNDN) today announced preliminary revenues for the fourth quarter ended December 31, 2012. Net product revenue for the quarter is expected to be approximately $85.5 million, which includes an approximate $3.8 million favorable adjustment to the Company’s chargebacks reserve due to a change in estimate. On a pro-forma basis, excluding this adjustment, revenue for the quarter is expected to be approximately $81.6 million, up 5% on a sequential basis.

Recent Highlights:

•	Continued strong performance in community accounts:

•	Community urology grew 25% overall quarter over quarter

•	Community oncology grew 4% overall quarter over quarter

•	Community accounts represent 71% of total sales, up from 58% in Q4 2011

•	Natural shift away from academic, which declined 9% quarter over quarter

•	Continued new physician interest in PROVENGE® (sipuleucel-T):

•	Added 61 net new accounts in the fourth quarter, bringing total number of infusing accounts to 802

“We have focused our commercial efforts on growing our community accounts, where we see the greatest long-term revenue opportunity. Having achieved our highest quarter ever for community sales, we believe that our community strategy is working,” said John H. Johnson, president, chairman and chief executive officer. “Our key account management teams, combined with improved sales execution and direct-to-patient initiatives, are contributing to the increased use of PROVENGE in community oncology and urology settings, a trend we saw beginning in the third quarter. We are pleased that physicians continue to recognize the importance of sequencing therapy options in advanced prostate cancer treatment and the key role PROVENGE can play as front-line therapy in mCRPC.”

Dendreon will present at the 31st Annual J.P. Morgan Healthcare Conference in San Francisco, CA, today at 3:30 p.m. PT. The presentation will be webcast live and available for replay from Dendreon’s website, www.dendreon.com. If you are unable to listen to the live webcast, it will be archived on the site following the presentation. To access the replay, go to the Investor Relations section of the website.

About PROVENGE

PROVENGE Indication and Important Safety Information

PROVENGE® (sipuleucel-T) is an autologous cellular immunotherapy indicated for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer.

PROVENGE is intended solely for autologous use and is not routinely tested for transmissible infectious diseases.

The safety evaluation of PROVENGE was based on 601 prostate cancer patients in four randomized clinical trials who underwent at least one leukapheresis. The most common adverse events (incidence greater-than or equal to 15%) are chills, fatigue, fever, back pain, nausea, joint ache, and headache. Serious adverse events reported in the PROVENGE group include acute infusion reactions (occurring within 1 day of infusion) and cerebrovascular events. In controlled clinical trials, severe (Grade 3) acute infusion reactions were reported in 3.5% of patients in the PROVENGE group. Reactions included chills, fever, fatigue, asthenia, dyspnea, hypoxia, bronchospasm, dizziness, headache, hypertension, muscle ache, nausea, and vomiting. No Grade 4 or 5 acute infusion reactions were reported in patients in the PROVENGE group.

To fulfill a post marketing requirement and as a part of the company’s ongoing commitment to patients, Dendreon will conduct a registry of approximately 1500 patients to further evaluate a small potential safety signal of cerebrovascular events. In four randomized clinical trials of PROVENGE in prostate cancer patients, cerebrovascular events were observed in 3.5% of patients in the PROVENGE group compared with 2.6% of patients in the control group.

For more information on PROVENGE, please see the full prescribing information at http://www.provenge.com or call 1-877-336-3736.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the expected benefits of the restructuring, the timing and elements of the restructuring, the timing and form of related charges, the expected annual operating expense reduction, expectations and beliefs regarding Dendreon’s profitability and Dendreon’s ability to achieve improved performance as a result of the restructuring, expectations regarding regulatory approval of PROVENGE® in Europe, expectations regarding the presentation of clinical data, developments affecting Dendreon’s U.S. and global business and prospects and potential revenue and earnings from product sales, expectations regarding market size and market opportunity, and progress generally on commercialization efforts for PROVENGE. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Dendreon’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, our inability to achieve and sustain commercial success for PROVENGE; the identification of efficacy, safety or other issues with PROVENGE; a slower than anticipated adoption by treating physicians of PROVENGE for the treatment of patients with advanced prostate cancer due to competing therapies, perceived difficulties in the treatment process, delays in obtaining reimbursement or for other reasons; any promotional limitations imposed by the FDA on our ability to commercialize and market PROVENGE; unexpected difficulties and costs associated with the rapid expansion of our operations to support the commercial launch of PROVENGE; and other factors discussed in the “Risk Factors” section of Dendreon’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. All forward-looking statements are qualified in their entirety by this cautionary statement. Dendreon is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

CONTACTS:

Dendreon Corporation

Corporate Communications

Lindsay Rocco, 862-596-1304

media@dendreon.com

Or

Joele Frank, Wilkinson Brimmer Katcher

Investor Relations

Andrea Rose, 212-355-4449

InvestorRelations@dendreon.com